UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 12, 2023
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On May 12, 2023, FingerMotion, Inc. (the “Company” or “FingerMotion”) issued a news release to announce that it has entered into a cooperation agreement between Migu Video Technology Co., Ltd. (“Migu Video”) and FingerMotion, Inc.’s contractually controlled subsidiary, Shanghai JiuGe Information Technology Co., Ltd., to start in-depth collaboration on overseas hardware and terminal business.

Migu Video is a wholly-owned subsidiary of China Mobile's Migu Culture Technology Co., Ltd. which is the sole streaming content producer of Migu Culture in the video field. It is regarded as the first to establish a Multi-channel network (“MCN”) in China. Overseas growth is an essential element of the MCN of Migu Video. Another key element is the research and development of international standards that highlight Chinese culture and art. The final element is the establishment of an international video sharing platform. Through this cooperation agreement the Company seeks to collaborate with Migu Video to develop a solution to fully combine the Company’s innovative product research & development capabilities and resource integration capabilities in order to expand into the international streaming market with Migu Video.

This cooperation agreement sets the stage for FingerMotion to build synergies in the development of an international streaming content aggregator and highlight FingerMotion’s brand differentiation advantages in international markets.

This cooperation agreement will help FingerMotion implement its strategic plan of "domestic precision and overseas extension" in 2023. The initial focus will be on Migu Video, ensuring that its entire network of users, which currently exceeds 100 million (according to the TongbiCapital article published on March 23, 2023: https://tongbicapital.com/news/detail?_id=641cf65c3e0a126c88703834), can see the optionality and customizable options of Migu Video.

In a subsequent phase of the collaboration with Migu Video, the two parties plan to focus on establishing a sales organization, product optimization, and portal upgrade in expectation of bringing more innovative services to customers while continuously improving the social value of the overseas hardware and terminal business. Within the next two years, the Company and Migu Video anticipate that they will serve more than 10 million overseas users and more than 10 overseas countries, and the Company intends to gradually expand its own sub-brands with overseas hardware and terminal as a core line of business.

About Migu Video

Migu Video is a subsidiary of Migu Culture Technology Co., Ltd. (referred to as "Migu Company") is an integrated professional subsidiary established by China Mobile for the mobile Internet field and is responsible for product provision, operation and service in the field of digital content. It is China Mobile's music, video, reading, games, and animation digital business segments, with five subsidiaries including Migu Music, Migu Video, Migu Digital Media, Migu Interactive Entertainment, and Migu Animation. At present, Migu Company has become a leading full-scene brand immersion platform in China, bringing together more than 35 million+ songs, 4.6 million videos, 600,000+ books, 1,100+ games, and 750,000 episodes of animation and comics. Facing the future, Migu plans to vigorously explore the operation innovation of "Internet + digital content", combine content incubation with channel cooperation, focus on cross-field IP operations, and actively create four new media integration, digital content aggregation, copyright transactions, and content entrepreneurship and innovation. A large platform dedicated to bringing changes in entertainment lifestyles to users.

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated May 12, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: May 12, 2023	By:	/s/ Martin J. Shen
Martin J. Shen
CEO